Exhibit 99.1

March 3, 2014

Mr. Steven A. Davis

Chairman of the Board and

Chief Executive Officer

Ms. Cheryl L. Krueger

Chairperson, Nominating and

Corporate Governance Committee

Colin M. Daly

Corporate Secretary

Bob Evans Farm, Inc.

8111 Smith’s Mill Road

New Albany, Ohio 43054

Dear Board of Directors:

It is with deep regret that I submit my conditional resignation from the Board of Directors of Bob Evans Farms, Inc. (“Company”) pursuant to the requirements of Section XI of the Company’s Corporate Governance Principles. It is a true privilege and honor to be a member of the Bob Evans Board of Directors and serve on the Finance and Nominating and Corporate Governance Committees.

I have announced my acceptance as President of the West Virginia University effective March 3, 2014.

I understand that the Nominating and Corporate Governance Committee will consider my conditional resignation in accordance with the Bob Evans Farms Corporate Governance Principles and will recommend action to be taken by the full Board

Thank you for your consideration. It is my sincere hope that the Board determines not to accept this resignation.

Sincerely,

/s/ E. Gordon Gee

E. Gordon Gee